ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-1
$ 209,433,212 6.50% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   4,230,485     503,238     334,147    4.46%    6,985,312    7.77%
 Feb-1999   4,474,498     821,509     308,835    4.32%    6,332,630    7.38%
 Mar-1999   4,942,536     787,448     356,106    5.25%    5,426,330    6.67%
 Apr-1999   4,092,917     756,171     353,170    5.54%    4,771,243    6.24%
 May-1999   3,776,968     720,042     333,630    5.53%    4,416,008    6.10%
 Jun-1999   3,706,119     688,253     231,961    4.06%    4,324,076    6.31%
 Jul-1999   3,547,192     659,309      61,678    1.14%    4,154,101    6.41%
 Aug-1999   3,474,453     630,945     157,757    3.09%    4,144,597    6.77%
 Sep-1999   3,247,757     602,359     147,210    3.06%    4,289,003    7.42%
 Oct-1999   3,121,061     577,144      81,496    1.79%    4,280,022    7.85%
 Nov-1999   2,993,487     552,503     128,259    3.00%    4,382,467    8.53%
 Dec-1999   2,783,933     525,953     119,574    2.97%    4,452,262    9.21%
          ____________ ___________ ___________
   Totals  44,391,407   7,824,875   2,613,824

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.